Exhibit 5.1

OPINION OF BARNES & THORNBURG LLP

October 22, 2008

MISCOR Group, Ltd.
1125 South Walnut Street
South Bend, Indiana 46619

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-1 (Reg. No. 333-__________) (the “Registration Statement”) filed by MISCOR Group, Ltd. (“MISCOR”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration under the Securities Act of 3,333,333 shares of MISCOR common stock, no par value (the “Shares”), for resale by the selling shareholders named in the Registration Statement.

We are furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with your request, we have made such examination of the corporate records and proceedings of MISCOR and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.  Based upon such examination, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ BARNES & THORNBURG LLP
BARNES & THORNBURG LLP